First Cal 8-K

Exhibit 99.1

For further Information:

At the Company: Ron Santarosa 805-322-9333	At PondelWilkinson: Robert Jaffe 310-279-5969	Corporate Headquarters Address: 3027 Townsgate Road, Suite 300 Westlake Village, CA 91361

FIRST CALIFORNIA ACQUIRES WESTERN COMMERCIAL BANK

WESTLAKE VILLAGE, Calif., November 5, 2010 – First California Financial Group, Inc. (Nasdaq:FCAL), the holding company of First California Bank, today announced that First California Bank assumed all of the deposits and substantially all of the assets of Western Commercial Bank (OTCBB: WCBH), effective at the close of business Friday, November 5, 2010, from the Federal Deposit Insurance Corporation (FDIC) acting in its capacity as receiver of Western Commercial Bank.

To protect depositors of Western Commercial Bank, the FDIC entered into a purchase and assumption agreement under which First California Bank assumed all deposits of Western Commercial Bank.  Branches previously operated by Western Commercial Bank will reopen Monday morning, November 8, as part of the First California Bank franchise.  Western Commercial Bank’s depositors will automatically become depositors of First California Bank.

"We welcome Western Commercial Bank’s customers and employees to the First California family," said C. G. Kum, president and chief executive officer of First California Financial Group.  “First California is financially strong, so customers can be confident that their deposits are safe and readily available.  This transaction is in keeping with our growth strategy and increases our market share in Southern California.”

As a result of this acquisition, First California Bank will assume approximately $101.1 million in total deposits and $83.9 million in total loans.  All of the loans purchased from the FDIC are covered under loss-sharing agreements that afford First California Bank significant protection from losses.

Western Commercial Bank, headquartered in Woodland Hills, California, is a business bank that offers a comprehensive selection of business deposit and loan products.  Western Commercial Bank’s primary markets are Ventura County and the San Fernando Valley.

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is the holding company of First California Bank.  Celebrating 31 years of business in 2010, First California is a regional force of strength and stability in Southern California banking with assets of $1.50 billion and led by an experienced team of bankers. The company specializes in serving the comprehensive financial needs of the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate development and construction companies. Committed to providing the best client service available in its markets, First California offers a full line of quality commercial banking products through 17 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Ventura counties.  The holding company’s Web site can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

First California Financial Group, Inc.	NASDAQ: FCAL
2-2-2

Forward-Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the safety and accessibility of customers’ deposits and increases to market share.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, First California’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business are less favorable than expected, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California to retain customers, demographic changes, demand for the products or services of First California as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California's results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements.  For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled "Risk Factors" in First California's Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission ("SEC"). The documents filed by First California with the SEC may be obtained at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.

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